Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS 4TH QUARTER AND FULL-YEAR 2005 RESULTS

Annual Net Income More Than Doubles Versus Prior Year

CINCINNATI – Feb. 22, 2006 – Chiquita Brands International, Inc. (NYSE: CQB) today reported a fourth quarter 2005 net loss of $19 million, or ($0.45) per diluted share. The quarterly result includes $23 million ($0.55 per share) of costs from previously announced flooding in Honduras caused by Tropical Storm Gamma in November and the consolidation of fresh-cut fruit facilities in the Midwestern United States. The company reported net income of $25 million, or $0.61 per diluted share, in the same period a year ago.

Net income for the full-year 2005 was $131 million, or $2.92 per diluted share, including the items mentioned above. The company reported net income of $55 million, or $1.33 per diluted share, for the full-year 2004, which included expenses of $19 million ($0.47 per share) that primarily represented the premium to refinance the company’s 10.56% senior notes and $9 million ($0.22 per share) relating to restructuring at Atlanta AG and to severance.

“We had a terrific year in 2005,” said Fernando Aguirre, chairman and chief executive officer. “In fact, we realized the best annual financial results in more than a decade in spite of fourth quarter challenges of flooding in Honduras, the impact of a lower year-over-year euro-dollar exchange rate and continuing high costs for fuel and ship charters.”

Aguirre continued, “The European Commission’s decision to more than double its tariff on Latin American banana imports on Jan. 1, 2006, will result in higher costs and market uncertainty. However, we are committed to overcoming these challenges and winning in the European market in the long-term with our clear brand leadership and excellent customer relationships. During the fourth quarter, we invested an additional $20 million in consumer marketing and innovation spending in Europe to reinforce Chiquita’s brand premium in advance of the tariff change. Consumers can continue to expect Chiquita to offer better bananas, and our retail partners can continue to count on us to deliver consistently high quality products, superior service and innovation.”

FOURTH QUARTER 2005 FINANCIAL HIGHLIGHTS

•	Net sales were $999 million, up 30 percent from $768 million in the fourth quarter 2004. The increase resulted primarily from the acquisition of Fresh Express and higher banana pricing in Europe and North America, partly offset by lower banana volume.

•	The company incurred an operating loss of $1 million, compared to income of $35 million in the year-ago period. Operating results for 2005 included:

•	$17 million impact from flooding in Honduras caused by Tropical Storm Gamma in November, comprised of a $12 million mostly noncash charge primarily for asset writedowns, $3 million impact from lower volume in North America, and $2 million of increased costs for replacement fruit and transportation. These flood-related costs are within the company’s estimate of $13-18 million announced in late November.

•	$6 million mostly noncash charge resulting from the previously announced consolidation of fresh-cut fruit facilities in the Midwestern United States.

•	Operating cash flow was $11 million, compared to $2 million in the year ago period.

•	Interest expense was $23 million, compared to $9 million in the year ago period, as a result of financing for the Fresh Express acquisition.

•	At Dec. 31, 2005, total debt was $997 million, a reduction of $84 million since Sept. 30, 2005, including $75 million of voluntary prepayments, and cash was $89 million.

FOURTH QUARTER 2005 BUSINESS SEGMENT RESULTS

(All comparisons below are to the fourth quarter 2004, unless otherwise specified.)

Bananas

In the company’s Banana segment, which includes the sourcing (purchase and production), transportation, marketing and distribution of bananas, net sales were $448 million, down 2 percent from $456 million, and operating income was $5 million, compared to $44 million.

Banana segment operating results were favorably affected by:

•	$38 million benefit from improved local European pricing; and

•	$4 million benefit from improved North American pricing, primarily due to the implementation of surcharges to offset rising industry costs, including fuel-related products and transportation.

Banana segment operating results were adversely affected by:

•	$20 million of higher costs for advertising, marketing and innovation spending for consumer brand support in Europe;

•	$17 million impact from flooding in Honduras noted above;

•	$10 million decrease from the impact of European currency, as outlined in Exhibit C;

•	$10 million of higher fuel and ship charter costs;

•	$8 million of higher license-related banana import costs in Europe;

•	$6 million of other tropical and logistics cost increases, in part due to the need for fruit purchased from Ecuador;

•	$5 million from lower volume in Europe, as the company sold less lower-margin second-label fruit during this period of tight license availability;

•	$2 million from lower volume in North America unrelated to Gamma; and

•	$2 million adverse impact of pricing in Asia.

For further details on banana volume and pricing, see Exhibits A and B.

Fresh Select

In the company’s Fresh Select segment, which includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas, net sales were $281 million, down 5 percent from $296 million. This segment incurred an operating loss of $1 million, compared to an operating loss of $7 million in the year ago period. This $6 million year-over-year improvement was primarily due to restructuring of the melon program and other improvements in North America, and continued operational improvement at Atlanta AG.

Fresh Cut

Substantially all of the 2005 revenue in the company’s Fresh Cut segment, which includes packaged salads and fresh-cut fruit, was due to the acquisition of Fresh Express. Fourth quarter 2005 net sales were $256 million, up from $3 million in 2004, and operating results after plant shut-down costs were a loss of $5 million compared to a loss of $3 million in 2004.

Fresh Cut segment results were favorably affected by:

•	$4 million in operating income at Fresh Express. On a pro forma basis as if the company had completed its acquisition of Fresh Express on Sept. 30, 2004, this represents a $2 million improvement in Fresh Express operating income compared to the fourth quarter 2004, driven by a 6 percent increase in volume, a 4 percent increase in net revenue per case in retail value-added salads and a reduction in corporate overhead and insurance costs, partially offset by higher cost of goods sold and a $3 million increase in innovation spending.

This was offset by:

•	$6 million of noncash charges from the shut-down of the fresh-cut fruit facility noted above, as part of a previously announced supply chain optimization plan. The company expects the fresh-cut fruit facility consolidation to deliver approximately $3 million in annualized cost savings, which will begin to be realized in the second quarter 2006.

On a pro forma basis as if the company had completed its acquisition of Fresh Express on Sept. 30, 2004, Fresh Cut segment revenue in the fourth quarter 2005 was $256 million, up 8 percent from $237 million in 2004, and operating income in the fourth quarter 2005 was $1 million before plant shut-down costs, compared to an operating loss of $1 million in 2004. The pro forma segment results for the quarter ended Dec. 31, 2004, do not purport to be indicative of what the actual results would have been had the acquisition been completed on the date assumed or the results that may be achieved in the future.

FULL-YEAR 2005 FINANCIAL HIGHLIGHTS

•	Net sales were $3.9 billion, up 27 percent from $3.1 billion in 2004. The acquisition of Fresh Express accounted for approximately two-thirds of this increase. Net sales were also impacted by higher banana pricing in both Europe and North America and increased sales of Fresh Select products at Atlanta AG.

•	Operating income was $188 million, compared to $113 million in 2004. Operating income for 2005 included the charges of $23 million noted above for flooding in Honduras and the closure of a fresh-cut fruit facility. Operating income for 2004 included losses of $7 million from asset sales, primarily representing the pre-tax loss on the sale of the company’s former Colombian division, and other charges of $9 million relating to Atlanta AG restructuring and to severance.

•	Net income was $131 million, or $2.92 per diluted share, which included the charges of $23 million noted above for flooding in Honduras and the closure of a fresh-cut fruit facility. Net income for the full-year 2004 was $55 million, or $1.33 per diluted share, which included other expense of $19 million, primarily representing the premium to refinance the company’s 10.56% senior notes. Net income for 2004 also included charges of $9 million relating to Atlanta AG restructuring and to severance.

FULL-YEAR 2005 SEGMENT RESULTS

(All comparisons below are to the full-year 2004, unless otherwise specified.)

Bananas

Net sales for the company’s Banana segment were $1.9 billion, up 14 percent from $1.7 billion. Operating income for the segment was $182 million, compared to $123 million.

Banana segment operating results were favorably affected by:

•	$151 million benefit from improved local European pricing;

•	$15 million from improved pricing in North America, due principally to temporary contract price increases implemented after flooding in January 2005 that affected the company’s divisions in Costa Rica and Panama and the implementation of surcharges late in the year to offset rising industry costs, including fuel-related products and transportation;

•	$9 million before-tax loss in 2004 on the sale of the company’s former Colombian banana production division;

•	$4 million increase from the impact of European currency, as outlined in Exhibit C; and

•	$4 million charge recorded in 2004 relating to stock options and restricted stock granted to the company’s former chairman and CEO that vested upon his retirement in May 2004.

These items were offset in part by:

•	$34 million of cost increases from higher fuel, paper and ship charter costs;

•	$27 million of higher costs for advertising, marketing and innovation spending, primarily due to consumer brand support efforts in Europe late in the year;

•	$24 million of higher license-related banana import costs in Europe;

•	$17 million impact from flooding in Honduras noted above;

•	$11 million primarily from increased costs related to the January flooding in Costa Rica and Panama, including alternative banana sourcing, logistics and farm rehabilitation costs, and write-downs of damaged farms;

•	$4 million adverse impact of pricing in Asia;

•	$3 million of higher administrative costs, in part due to accruals for performance-based compensation due to improved year-over-year operating results; and

•	$3 million due to lower volume of second-label fruit in Europe.

Fresh Select

Full-year 2005 net sales for the company’s Fresh Select segment were $1.4 billion, up 5 percent from $1.3 billion in 2004.

Full-year 2005 operating income was $10 million, compared to breakeven results in 2004. The improvement resulted primarily from a restructured melon program and other improvements in North America, and continued operational improvement at Atlanta AG, partially offset by a weather- and currency-related decline in the company’s Chilean operations.

Fresh Cut

Substantially all of the 2005 revenue in the company’s Fresh Cut segment was due to the acquisition of Fresh Express on June 28, 2005. Net sales in 2005 were $539 million, up from $10 million in 2004. The segment incurred an operating loss of $3 million compared to an operating loss of $13 million in 2004.

Fresh Cut segment results were favorably affected by:

•	$14 million in operating income at Fresh Express from the June 28, 2005, acquisition date to the end of the year. On a pro forma basis as if the company had completed its acquisition of Fresh Express on June 30, 2004, this represents a $5 million improvement in operating income compared to the same period in 2004, driven by a 7 percent increase in volume, a 3 percent increase in net revenue per case in retail value-added salads on a full-year basis and a reduction in corporate overhead and insurance costs, partially offset by higher costs of goods sold and an increase in innovation spending; and

•	$2 million of improvements in the operating results of Chiquita’s fresh-cut fruit facility.

This was partially offset by:

•	$6 million of noncash charges from the shut-down of the fresh-cut fruit facility noted above.

On a pro forma basis as if the company had completed its acquisition of Fresh Express on June 30, 2004, Fresh Cut segment revenue for the six months ended Dec. 31, 2005, was $515 million, up 6 percent from $484 million in the same period in 2004, and operating income for the six months ended Dec. 31, 2005, was $8 million before plant shut-down costs, compared to $3 million in the same period in 2004. The pro forma segment results for the second half of 2004, do not purport to be indicative of what the actual results would have been had the acquisition been completed on the date assumed or the results that may be achieved in the future.

CHANGE IN EU BANANA TARIFF REGIME

In January 2006, the European Commission implemented a new regulation for the importation of bananas into the European Union. It eliminates the quota that was previously applicable and imposes a higher tariff on bananas imported from Latin America, while imports from certain African, Caribbean and Pacific (ACP) sources are assessed zero tariff on 775,000 metric tons. The new tariff, which increased to €176 from €75 per metric ton, equates to an increase in cost of approximately €1.84 ($2.20) per box for bananas imported by the company into the European Union from Latin America, Chiquita’s primary source of bananas.

Based on its 2005 volumes, the company will incur incremental tariff costs of approximately $110 million. However, the company will no longer incur costs, which totaled approximately $40 million in 2005, to purchase licenses to import bananas into the European Union. It is too early to determine the impact of this new regime on industry volumes and prices, including the extent to which the company may be able to pass on increased tariffs and other industry costs to its customers. However, the overall negative impact of the new regime on the company is expected to be substantial, notwithstanding the company’s intent to maintain its price premium in the European market.

Certain Latin American-producing countries have taken steps to challenge this regime as noncompliant with the EU’s World Trade Organization obligations. The company fully supports these legal challenges.

CONFERENCE CALL

A conference call to discuss fourth quarter 2005 results will begin at 4:30 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-289-0572 in the United States and +913-981-5543 from other locations. An audio replay of the call will also be available until March 1, 2006. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 5436345. An audio webcast of the call will be available at www.chiquita.com until March 8, 2006; after that date, a transcript of the call will be available on the website for 12 months.

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand, Fresh Express® and other related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick-service restaurants.

• • •

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of the conversion to a tariff-only banana import regime in the European Union in 2006; the company’s ability to successfully operate Fresh Express; unusual weather conditions; industry and competitive conditions; access to capital; the customary risks experienced by global food companies, such as the impact of product and commodity prices, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited - in millions, except per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
Net sales	$999.1	$768.3	$3,904.4	$3,071.5

Operating expenses
Cost of sales	851.9	643.0	3,268.1	2,617.0
Selling, general and administrative	122.6	84.1	384.2	304.1
Depreciation	18.6	9.9	59.8	41.6
Amortization	2.5	—	5.3	—
Equity in (earnings) losses of investees	4.2	(2.1)	(0.6)	(11.2)
Loss on sale of Colombian division (pre-tax)[2]	—	—	—	9.3
Gain on sale of Armuelles division	—	(1.2)	—	(2.2)

	999.8	733.7	3,716.8	2,958.6

Operating income (loss)	(0.7)	34.6	187.6	112.9

Interest income	2.6	2.4	10.3	6.2
Interest expense	(23.2)	(9.0)	(60.3)	(38.9)
Other income (expense), net[3]	(1.8)	0.3	(3.1)	(19.4)

Income (loss) before taxes	(23.1)	28.3	134.5	60.8
Income taxes[2]	4.1	(3.2)	(3.1)	(5.4)

Net income (loss)	$(19.0)	$25.1	$131.4	$55.4

Basic earnings (loss) per share	$(0.45)	$0.62	$3.16	$1.36
Diluted earnings (loss) per share	(0.45)	0.61	2.92	1.33

Shares used to calculate basic earnings per share	41.9	40.7	41.6	40.7
Shares used to calculate diluted earnings per share[4]	41.9	41.3	45.1	41.7

[1]	The company’s Consolidated Income Statement includes the operations of Fresh Express and interest expense on the acquisition financing, from the June 28, 2005 acquisition date to the end of the year.
[2]	Income taxes for the quarter and year ended Dec. 31, 2005 include aggregated benefits of $5 million and $8 million, respectively, primarily from the resolution of tax contingencies, and reduction in valuation allowance of a foreign subsidiary due to the execution of tax-planning initiatives. Income taxes for the year ended Dec. 31, 2004 include a benefit of $5.7 million related to the sale of the company’s former banana producing division in Colombia. The after-tax loss on the sale of this division was $3.6 million.
[3]	Other income (expense) for the year ended Dec. 31, 2004 primarily represents the premium to refinance the company’s 10.56% senior notes.
[4]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to increased availability of competing fruits and resulting lower prices.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER1

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$447.6	$456.3	(1.9)%
Fresh Select	280.5	296.2	(5.3)%
Fresh Cut[1]	256.3	2.9	*
Other	14.7	12.9	14.0%

Total net sales	999.1	768.3	30.0%

Segment operating income (loss)
Bananas	$5.3	$44.1	(88.0)%
Fresh Select	(1.0)	(7.3)	86.3%
Fresh Cut[1]	(4.6)	(3.1)	*
Other	(0.4)	0.9	n/a

Total operating income (loss)	(0.7)	34.6	n/a

Operating margin by segment
Bananas	1.2%	9.7%	(8.5	) pts
Fresh Select	(0.4)%	(2.5)%	2.1	pts
Fresh Cut[1]	(1.8)%	(106.9)%	*

SG&A as a percent of sales	12.3%	10.9%	(1.4	) pts

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	12.9	14.4	(10.4)%
Trading Markets[3]	2.9	1.5	93.3%
North America	13.5	15.9	(15.1)%
Asia Pacific (joint venture)	5.7	4.3	32.6%

Total	35.0	36.1	(3.0)%

Fresh Express retail value-added salad sales volume[4] (12-count cases)	13.5	12.8	5.5%

Euro average exchange rate, spot (dollars per euro)	1.19	1.30	(8.5)%

Euro average exchange rate, hedged (dollars per euro)	1.21	1.22	(0.8)%

[1]	The company’s operating statistics for the quarter ended Dec. 31, 2005, include the operations of Fresh Express.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
[4]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
*	Not comparable due to the Fresh Express acquisition

Exhibit A (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FULL YEAR1

(Unaudited - in millions, except for percentages and exchange rates)

	Year Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$1,950.6	$1,713.2	13.9%
Fresh Select	1,353.6	1,289.1	5.0%
Fresh Cut[1]	538.7	10.4	*
Other	61.5	58.8	4.6%

Total net sales	3,904.4	3,071.5	27.1%

Segment operating income (loss)
Bananas	$182.1	$122.7	48.4%
Fresh Select	10.5	0.4	n/a
Fresh Cut[1]	(3.3)	(13.4)	*
Other	(1.7)	3.2	n/a

Total operating income	187.6	112.9	66.2%

Operating margin by segment
Bananas	9.3%	7.2%	2.1	pts
Fresh Select	0.8%	0.0%	0.8	pts
Fresh Cut[1]	(0.6)%	(128.8)%	*

SG&A as a percent of sales	9.8%	9.9%	0.1	pts

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	54.0	55.3	(2.4)%
Trading Markets[3]	6.9	5.4	27.8%
North America	58.4	59.0	(1.0)%
Asia Pacific (joint venture)	19.2	16.3	17.8%

Total	138.5	136.0	1.8%

Fresh Express retail value-added salad sales volume[4] (12-count cases)	57.5	54.0	6.5%

Euro average exchange rate, spot (dollars per euro)	1.25	1.24	0.8%

Euro average exchange rate, hedged (dollars per euro)	1.23	1.18	4.2%

[1]	The company’s operating statistics for the year ended Dec. 31, 2005, include the operations of Fresh Express from the June 28, 2005, acquisition date to the end of the year.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
[4]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
*	Not comparable due to the Fresh Express acquisition

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2005 vs. 2004

(Unaudited)

	Pricing		Volume
Region	Q4	Full-Year 2005	Q4	Full-Year 2005
North America	5%	4%	(15)%	(1)%

European Core Markets[1]
U.S. Dollar basis[2]	10%	20%	(10)%	(2)%
Local Currency	19%	20%

Trading Markets[3]
U.S. Dollar basis	19%	8%	93%	28%

Asia
U.S. Dollar basis	(11)%	(5)%	33%	18%
Local Currency	(8)%	(4)%

[1]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[2]	Prices on a U.S. dollar basis do not include the impact of hedging
[3]	Other European and Mediterranean countries not listed above

FRESH EXPRESS VALUE-ADDED SALADS — RETAIL

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2005 vs. 2004

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q4	Full-Year 2005	Q4	Full-Year 2005
North America[4]	4%	3%	6%	7%

[4]	These results include net revenues and volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

(Unaudited - in millions)

	Q4	Full-Year 2005
Currency Impact (Euro/Dollar)

Revenue	$(17)	$8
Local Costs	4	—
Hedging[1]	10	22
Balance sheet translation[2]	(7)	(26)

Net European currency impact	$(10)	$4

[1]	Net hedging gains in the fourth quarter 2005 were $3 million compared to losses of $7 million in the fourth quarter 2004. Full-year 2005 hedging losses were $8 million compared to losses of $30 million for the full-year 2004.
[2]	Balance sheet translation was zero in the fourth quarter 2005, compared to a gain of $7 million in the fourth quarter 2004. Full-year 2005 balance sheet translation was a loss of $20 million, based on euro exchange rates of $1.36 at the end of 2004 and $1.18 at the end of 2005. Balance sheet translation was a gain of $6 million for the full-year 2004.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - FOURTH QUARTER 2005

(Unaudited - in millions)

	Sept. 30, 2005	Additions	Payments, Other Reductions	Dec. 31, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	99.7	—	(75.1)*	24.6
Term Loan C	374.1	—	(1.0)	373.1
Revolver	—	—	—	—

Shipping	118.9	—	(7.5)	111.4

Other	13.1	—	(0.1)	13.0

Total Debt	$1,080.8	$—	$(83.7)	$997.1

DEBT SCHEDULE – FULL-YEAR 2005

(Unaudited - in millions)

	Dec. 31, 2004	Additions	Payments, Other Reductions	Dec. 31, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	—	225.0	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	—	125.0	(100.4)*	24.6
Term Loan C	—	375.0	(1.9)	373.1
Revolver	—	—	—	—

Shipping	82.6	50.0	(21.2)	111.4

Other	16.9	0.4	(4.3)	13.0

Total Debt	$349.5	$775.4	$(127.8)	$997.1

*	Principal prepayments of $25 million and $75 million were made in the third and fourth quarters of 2005, respectively.